Exhibit 99.1

NEWS RELEASE

Contact:	Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2017 THIRD QUARTER RESULTS

Declares an Extraordinary Dividend of $3.50 per share

DeRidder, LA – October 25, 2017—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2017.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned .	$85,118	$89,918	-5.3%	$258,779	$276,607	-6.4%
Net investment income	7,788	8,006	-2.7%	21,969	20,251	8.5%
Net realized gains (losses) on investments (pre-tax)	(192)	181	NM	(761)	974	NM
Net income .	16,577	17,896	-7.4%	45,582	58,792	-22.5%
Diluted earnings per share .	$0.86	$0.93	-7.5%	$2.37	$3.06	-22.5%
Operating net income	16,702	17,778	-6.1%	46,077	58,159	-20.8%
Operating earnings per share	$0.87	$0.93	-6.5%	$2.40	$3.03	-20.8%
Book value per share	$25.72	$26.51	-3.0%	$25.72	$26.51	-3.0%
Net combined ratio	81.4%	80.3%		83.5%	77.0%
Return on average equity .	13.6%	14.2%		12.8%	16.3%

G. Janelle Frost, President and Chief Executive Officer, said, “Capital strength and continued profitable underwriting led to this quarter’s declaration of an extraordinary dividend. AMERISAFE is well positioned for the future and remains committed to the underwriting discipline and claims management that provides protection to our policyholders and returns to our shareholders.”

Insurance Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
Gross premiums written	$87,035	$88,837	-2.0%	$269,152	$292,443	-8.0%

Net premiums earned	85,118	89,918	-5.3%	258,779	276,607	-6.4%
Loss and loss adjustment expenses incurred .	48,394	50,526	-4.2%	151,038	146,413	3.2%
Underwriting and certain other operating costs, commissions, salaries and benefits	19,281	20,764	-7.1%	60,686	63,459	-4.4%
Policyholder dividends	1,573	889	76.9%	4,107	3,195	28.5%

Underwriting profit (pre-tax).	$15,870	$17,739	-10.5%	$42,948	$63,540	-32.4%

Insurance Ratios:
Current accident year loss ratio .	69.0%	67.9%		69.0%	67.9%
Prior accident year loss ratio .	-12.1%	-11.7%		-10.6%	-15.0%

Net loss ratio	56.9%	56.2%		58.4%	52.9%
Net underwriting expense ratio .	22.7%	23.1%		23.5%	22.9%
Net dividend ratio .	1.8%	1.0%		1.6%	1.2%

Net combined ratio	81.4%	80.3%		83.5%	77.0%

◾	Gross premiums written in the quarter decreased by $1.8 million, or 2.0%, primarily due to lower voluntary premiums written. Voluntary premium for policies written during the quarter ended September 30, 2017 declined by 1.9% compared with the third quarter of 2016.

◾	Payroll audits and related premium adjustments decreased premiums written by $1.1 million in the third quarter of 2017, compared to a decrease of $1.2 million in the third quarter of 2016.

◾	The current accident year loss ratio for the third quarter was 69.0%, an increase of 1.1 percentage points from 67.9% in 2016. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $10.3 million, primarily attributable to accident years 2015, 2014 and 2013. The favorable reserve development reflects improved trends for closing claims and by favorable case reserve development on claims during the quarter.

◾	For the quarter ended September 30, 2017, the underwriting expense ratio was 22.7% compared to 23.1% in the same quarter in 2016. The decrease in the quarter was due to lower assessments and commission expense compared with last year’s third quarter.

◾	The effective tax rate for the quarter ended September 30, 2017 was 29.6% compared with 31.2% for the third quarter of 2016. The decrease in the tax rate resulted from a higher proportion of tax-exempt income to underwriting income relative to the third quarter of 2016.

Investment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
Net investment income	$7,788	$8,006	-2.7%	$21,969	$20,251	8.5%
Net realized gains (losses) on investments (pre-tax)	(192)	181	NM	(761)	974	NM
Pre-tax investment yield	2.6%	2.7%		2.5%	2.4%
Tax-equivalent yield (1)	3.2%	3.2%		3.2%	3.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

◾	Net investment income for the quarter ending September 30, 2017, decreased 2.7% to $7.8 million from $8.0 million in the third quarter of 2016. In last year’s third quarter, there was a significant gain in value of an investment in a limited partnership hedge fund. The change in value of this investment is recorded in investment income each quarter.

◾	As of September 30, 2017, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management and Extraordinary Dividend

The company paid a regular quarterly cash dividend of $0.20 per share on September 22, 2017. On October 23, 2017 the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on December 28, 2017 to shareholders of record as of December 14, 2017.

In addition, on October 23, 2017 the Company’s Board of Directors declared an extraordinary dividend of $3.50 per share, payable on December 28, 2017 to shareholders of record as of December 14, 2017.

Book value per share at September 30, 2017 was $25.72, an increase of 8.4% from $23.72 as of December 31, 2016. During the quarter, no shares were repurchased under the Company’s share repurchase plan.

Supplemental Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Net income	$16,577	$17,896	$45,582	$58,792
Less: Net realized gains (losses) on investments .	(192)	181	(761)	974
Tax effect (1) .	67	(63)	266	(341)

Operating net income (2) .	$16,702	$17,778	$46,077	$58,159

Average shareholders’ equity (3) .	$488,169	$502,845	$475,548	$481,862
Less: Average accumulated other comprehensive income	2,725	7,453	1,271	4,592

Average adjusted shareholders’ equity	$485,444	$495,392	$474,277	$477,270

Diluted weighted average common shares	19,236,114	19,190,191	19,235,955	19,186,398

Return on average equity (4)	13.6%	14.2%	12.8%	16.3%
Operating return on average adjusted equity (2) .	13.8%	14.4%	13.0%	16.2%
Diluted earnings per share .	$0.86	$0.93	$2.37	$3.06
Operating earnings per share (2)	$0.87	$0.93	$2.40	$3.03

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.

(2)	Operating net income, operating earnings per share, and operating return on average adjusted equity are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.

(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for October 26, 2017, at 10:30 a.m. Eastern Time to discuss the results for the quarter, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 3, 2017. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 88043900#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2016. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$87,035	$88,837	$269,152	$292,443
Ceded premiums written .	(1,992)	(2,945)	(6,581)	(8,046)

Net premiums written .	$85,043	$85,892	$262,571	$284,397

Net premiums earned .	$85,118	$89,918	$258,779	$276,607
Net investment income	7,788	8,006	21,969	20,251
Net realized gains (losses) on investments	(192)	181	(761)	974
Fee and other income .	90	101	284	272

Total revenues	92,804	98,206	280,271	298,104

Expenses:
Loss and loss adjustment expenses incurred	48,394	50,526	151,038	146,413
Underwriting and other operating costs	19,281	20,764	60,686	63,459
Policyholder dividends	1,573	889	4,107	3,195

Total expenses	69,248	72,179	215,831	213,067

Income before taxes	23,556	26,027	64,440	85,037
Income tax expense	6,979	8,131	18,858	26,245

Net income	$16,577	$17,896	$45,582	$58,792

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Basic EPS:
Net income	$16,577	$17,896	$45,582	$58,792

Basic weighted average common shares	19,171,912	19,121,947	19,161,529	19,092,298
Basic earnings per share .	$0.86	$0.94	$2.38	$3.08

Diluted EPS:
Net income .	$16,577	$17,896	$45,582	$58,792

Diluted weighted average common shares:
Weighted average common shares .	19,171,912	19,121,947	19,161,529	19,092,298
Stock options and performance shares	64,202	68,244	74,426	94,100

Diluted weighted average common shares	19,236,114	19,190,191	19,235,955	19,186,398

Diluted earnings per share	$0.86	$0.93	$2.37	$3.06

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Investments	$1,144,521	$1,084,474
Cash and cash equivalents .	80,378	58,936
Amounts recoverable from reinsurers	84,958	83,666
Premiums receivable, net	185,497	183,005
Deferred income taxes	31,572	33,811
Deferred policy acquisition costs	20,906	19,300
Other assets	35,416	55,664

	$1,583,248	$1,518,856

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$755,026	$742,776
Unearned premiums	165,820	162,028
Insurance-related assessments .	30,293	31,742
Other liabilities	137,164	126,160

Shareholders’ equity	494,945	456,150

Total liabilities and shareholders’ equity .	$1,583,248	$1,518,856

# # #